Exhibit 5.1

February 23, 2026

Bimergen Energy Corporation

895 Dove Street, Suite 300

Newport Beach, California 92660

Re: Bimergen Energy Corporation

To Whom It May Concern:

We have acted as counsel to Bimergen Energy Corporation, a Delaware corporation (the “Company”). We have been requested to give you our opinion of 3,100,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pre-funded warrants to purchase up to 300,000 shares of Common Stock (the “Pre-Funded Warrants”), and accompanying warrants to purchase 3,600,000 shares of Common Stock (the “Warrants”), including the partial exercise of the over-allotment option of 200,000 Warrants, pursuant to a registration statement on Form S-1, originally filed on July 3, 2024, as amended (File No. 333-280668)(the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) and a registration statement on Form S-1 MEF (File No. 333-293610) filed on February 20, 2026 (the “MEF Registration Statement”) .

The Registration Statement and MEF Registration Statement relate to the sale of up to an aggregate of 3,100,000 Shares of Common Stock, 300,000 Pre-Funded Warrants, and 3,400,000 Warrants by ThinkEquity LLC, pursuant to an underwriting agreement (the “Underwriting Agreement”) between the Company and ThinkEquity LLC. The Warrants will be issued and sold pursuant to the terms of the Warrant Agent Agreement, filed as an exhibit to the Registration Statement (the “Warrant Agent Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the MEF Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of the Company’s Articles of Incorporation, as amended, Bylaws, the Underwriting Agreement, the Warrant Agent Agreement, the Form of Pre-Funded Warrant, the Form of Warrant, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon such examination, it is our opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement will be validly issued, fully paid and non-assessable, and the Warrants, if issued upon exercise of the Warrants against payment therefor in accordance with the terms of the Warrants as incorporated in the Warrant Agent Agreement, will be validly issued, fully paid and non-assessable. Based upon the foregoing, we are also of the opinion that the Warrants have been duly authorized by the Company and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold in the manner contemplated by the Registration Statement and the Warrant Agent Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, and the Federal law of the United States. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations as of the date hereof. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,